EXHIBIT 10.2
ESCROW AGREEMENT
     Escrow Agreement (the “Agreement”) dated January 31, 2008 among Blackboard Inc., a Delaware corporation (“Parent”), Pace Holdings, LLC, a Delaware limited liability company (“Pace”), and American Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”).
RECITALS
     A. This is the escrow agreement referred to in the Agreement and Plan of Merger dated as of January 11, 2008 (the “Merger Agreement”) among Parent, Bookstore Merger Sub, Inc., a Delaware corporation (“Merger Sub”), The NTI Group, Inc., a Delaware corporation (the “Company”), and Pace pursuant to which Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”). Capitalized terms used in this agreement without definition shall have the respective meanings given to them in the Merger Agreement, a copy of which has been furnished to Escrow Agent solely for the purpose of enabling it to reference such meanings.
     B. In connection with the Merger, Pace and the other Equityholders have agreed that 55,218 shares of Parent Common Stock representing a portion of the total merger consideration to be paid to the Equityholders pursuant to the Merger Agreement, shall be deposited with Escrow Agent to secure the Parent’s rights under section 2.8 of the Merger Agreement (the “Working Capital Escrow Shares”).
     C. In connection with the Merger, Pace has agreed that 345,113 shares of Parent Common Stock, representing a portion of the total merger consideration to be paid to Pace pursuant to the Merger Agreement, shall be deposited with Escrow Agent to secure Parent’s rights under Article X of the Merger Agreement (the “Indemnity Escrow Shares”).
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:
     1. Establishment of Escrow.
          (a) Parent is depositing with the Escrow Agent an aggregate of 400,331 shares of Parent Common Stock (the “Escrow Account”). Any dividends paid or distributions made on the shares of Parent Common Stock deposited in the Escrow Account shall be retained in the Escrow Account and released in accordance with this Agreement.
          (b) For purposes of this Agreement, the value of one share of Parent Common Stock shall be deemed to equal the Parent Average Closing Price, as equitably adjusted to reflect any stock split, stock dividend, reclassification, recapitalization or similar event.

          (c) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Account pursuant to the terms and conditions hereof.
     2. Establishment of Separate Funds. Of the initial Escrow Account:
          (a) The Working Capital Escrow Shares, together with any dividends paid or distributions made on such shares, shall be maintained on the books of the Escrow Agent as the “Working Capital Escrow Account”; and
          (b) The Indemnity Escrow Shares, together with any dividends paid or distributions made on such shares, shall be maintained on the books of the Escrow Agent as the “Indemnity Escrow Account.”
     3. Working Capital Escrow Account.
          (a) Upon receipt by the Escrow Agent of:
               (i) a written instruction jointly signed by the Parent and Pace (a “Joint Instruction”) with respect to the disposition of the Working Capital Escrow Account,
               (ii) a written notice from the Parent to Pace and the Escrow Agent (a “Parent Instruction”) certifying that the Net Working Capital Adjustment Statement has been duly delivered to Pace pursuant to Section 2.8(a)(i) of the Merger Agreement, that 30 days have expired without Pace having delivered a Notice of Objection thereto, or a notice from Pace that the Net Working Capital Adjustment Statement has been accepted without objection (a “Pace’s Acceptance”), in each case stating if the Closing Date Net Working Capital is less than the Estimated Net Working Capital and if so, specifying the amount of such deficit (the “Working Capital Deficit”), or
               (iii) a written determination of the Independent Accounting Firm specifying the amount of the Final Net Working Capital and stating if the Final Net Working Capital is less than the Estimated Net Working Capital and if so, specifying the amount of such deficit (the “Final Working Capital Deficit”) (if any), the Escrow Agent shall (A) deliver an amount of the Working Capital Escrow Shares to the Parent, from the available balance in the Working Capital Escrow Account (but not in excess of such balance), having a value (as determined pursuant to Section 1(b) hereof) equal to (x) the amount specified in the Joint Instruction, (y) the Working Capital Deficit (if any) specified in the Parent Instruction, or Pace’s Acceptance, or (z) the Final Working Capital Deficit (if any), and (B) disburse any remaining balance in the Working Capital Escrow Account upon receipt of Joint Instruction, Pace’s Acceptance, or the Final Working Capital Deficit, to the Equityholders in accordance with the percentages set forth on Schedule A hereto.
          (b) In the event that that the disputed items are submitted for resolution to an Independent Accounting Firm and Pace owes any amounts to the Independent Accounting Firm, Pace shall be entitled to use the amounts in the Working Capital Escrow Account to pay such expenses.

          (c) In the event that Working Capital Escrow Shares, if any, would otherwise be distributable to Optionholders or Unaccredited Stockholders pursuant to Section 3(b), Parent shall instead deliver cash in lieu of Working Capital Escrow Shares (valued at the Parent Average Closing Price) to such Optionholders or Unaccredited Stockholders and Parent shall be entitled to receive from the Working Capital Escrow Account such Working Capital Escrow Shares for which each Optionholders or Unaccredited Stockholders, as the case may be, was paid pursuant to this provision.
     4. Indemnity Escrow Account.
          (a) From time to time on or before January 31, 2009 (the “Escrow Period”), Parent may, on behalf of itself or any Indemnified Party, give written notice (a “Notice”) to Pace and the Escrow Agent of any claim it has for Damages under Section 10.2 of the Merger Agreement (an “Indemnity Claim”). Each Notice shall (x) specify in reasonable detail and in good faith the nature of the Indemnity Claim underlying the specific provision of the Merger Agreement and (y) specify the dollar amount of the Indemnity Claim and the amount of such Indemnity Claim that exceeds the minimum amounts set forth in Section 10.3(c) of the Merger Agreement.
          (b) If Pace gives written notice to Parent and the Escrow Agent disputing any Indemnity Claim or amount thereof (a “Counter Notice”) within 30 days following receipt by the Escrow Agent of the Notice regarding such Indemnity Claim, such Indemnity Claim shall be resolved as provided in Section 5(d). If no Counter Notice is received by the Escrow Agent within such 30-day period, then the amount claimed by the Parent shall be deemed established for purposes of this Agreement and the Merger Agreement on the first business day following the expiration of such 30-day period, the Escrow Agent shall deliver to the applicable Indemnified Party the amount equal to the amount claimed in the Notice from (and only to the extent of) the Indemnity Escrow Account. The Escrow Agent shall not inquire into or consider whether an Indemnity Claim falls within the category specified by Parent or complies with the requirements of the Merger Agreement.
          (c) If a timely Counter Notice is given with respect to an Indemnity Claim, the Escrow Agent shall make a payment with respect thereto only in accordance with (i) a Joint Instruction or (ii) a certified copy of a final non-appealable order or judgment of a court of competent jurisdiction (a “Final Judgment”). The Escrow Agent shall act on such court order without further question. Each Joint Instruction or Final Judgment shall identify the Indemnity Claim to which it pertains and shall state the amount, if any, to be paid to the applicable Indemnified Party in respect thereof. The parties hereto acknowledge that Escrow Agent is not expected to analyze judicial actions or arbitrational awards in order to determine their finality, their nonappealability or the jurisdiction or authority of the courts or arbitrators rendering them. Accordingly, it is agreed that for purposes hereof, jurisdiction, finality and nonappealability shall be deemed conclusively established upon the Escrow Agent’s receipt of a certificate of the prevailing party to the effect that 30 days has elapsed since entry of the order, judgment, decree or arbitration award in question and no appeal or motion seeking to set aside the effect of the order, judgment or decree in question has been filed by the non-prevailing party.

          (d) If at the time the Escrow Agent is required to make a payment to an Indemnified Party with respect to an Indemnity Claim pursuant to this Section 4 and the balance in the Indemnity Escrow Account is insufficient to make the required payment in full, the Escrow Agent shall so notify the Parent, and shall pay the remaining balance in the Indemnity Escrow Account (but not in excess of such balance) to the Indemnified Parties in proportion to the amounts they are due.
     5. Release and Termination of Indemnity Escrow Account. Within 10 days following receipt by the Escrow Agent of written notice from Parent or Pace relating to the distribution described in this Section 5, the Escrow Agent shall deliver and distribute the balance remaining in the Indemnity Escrow Account as of January 31, 2009 (the “Distribution Date”) to Pace (the “Final Escrow Distribution”) unless any Indemnity Claims are then pending, in which case an amount equal to the amount of the good faith estimate by Parent of its indemnifiable Damages in respect of such Indemnity Claim (“Good Faith Damages Estimate”) (as shown in the Notices of such Indemnity Claims or any amendments thereto) shall be deducted from the Final Escrow Distribution and retained by the Escrow Agent in the Escrow Account; provided that such distribution does not occur prior to the Distribution Date. Upon receipt by the Escrow Agent of a Joint Instruction or a Final Judgment as contemplated by Section 5(d) as to any pending Indemnity Claim, the Escrow Agent shall within 10 days after receipt thereof disburse to the appropriate Indemnified Parties the amount of Damages due to such Indemnified Party as set forth in the Joint Instructions or Final Judgment. For purposes of this section 5, all “amounts” may include Indemnity Escrow Shares valued as set forth in Section 1(b) hereof.
     6. Compensation and Expenses. In consideration for its services as Escrow Agent, the Escrow Agent shall be entitled to receive the compensation set forth in Schedule B hereto, as well as the reimbursement of all reasonable out-of-pocket costs and expenses actually incurred by the Escrow Agent in the performance of its duties hereunder. Parent and the Equityholders shall each pay half of such compensation and expenses related to the Working Capital Escrow Account and Parent and Pace shall each pay half of such compensation and expenses related to the Indemnity Escrow Account. Any fees or expenses owed by the Equityholders or Pace, as the case may be, shall be, in Pace’s sole discretion, either paid by Pace in cash or deducted from the relevant Escrow Accounts; provided that, Escrow Agent shall provide reasonable notice to Pace and the Parent prior to deducting any payments from the Indemnity Escrow Account or the Working Capital Escrow Account, as applicable; provided, further, that any reimbursement for reasonable out-of-pocket costs and expenses actually incurred by the Escrow Agent described in Section 20(d) shall be borne solely by Parent; provided, further, that the Escrow Agent shall provide an itemized schedule showing the amount of its compensation and reimbursed costs breaking out separately those costs described in Section 20(d). In the event that amounts are not available in the applicable escrow account to pay amounts owing by Equityholders or Pace, such amounts will be payable by Parent.
     7. Fractional Shares. No fractional shares of Parent Common Stock shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Working Capital Escrow Shares or Indemnity Escrow Shares from the Escrow

Account, Parent and the Escrow Agent shall be permitted to “round down” or to follow such other rounding procedures as Parent reasonably determines to be appropriate in order to avoid retaining any fractional shares in the Escrow Account and in order to avoid releasing any fractional shares from the Escrow Account.
     8. Stock Splits. All numbers contained in, and all calculations required to be made pursuant to, this Agreement with respect to the Working Capital Escrow Shares and Indemnity Escrow Shares shall be adjusted as appropriate to reflect any stock split, stock dividend, reclassification, recapitalization or similar event after the date hereof; provided, however, that the Escrow Agent shall have received notice of such stock split, stock dividend, reclassification, recapitalization or similar event and shall have received the appropriate number of additional shares of Parent Common Stock or other property. In the event of any such stock split, stock dividend, reclassification, recapitalization or similar event, Parent shall deliver to Pace and the Escrow Agent a notice setting forth the new number of Escrow Shares held in the Escrow Fund. Unless and until the Escrow Agent receives the certificates representing additional shares of Parent Common Stock or other property, the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Working Capital Escrow Shares or Indemnity Escrow Shares.
     9. Stock Transfer. [Reserved.]
     10. Exculpation and Indemnification.
          (a) The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects. Except as set forth herein, the Escrow Agent shall not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument, whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor shall the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same.
          (b) The Escrow Agent shall not be personally liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment. Any act done or omitted to be done by the Escrow Agent pursuant to the advice of its attorneys shall be deemed conclusively to have been performed or omitted in good faith by the Escrow Agent.
          (c) In the event the Escrow Agent is notified of any dispute, disagreement or legal action between Parent and Pace and any third party relating to or arising in connection with the escrow, the Escrow Account, or the performance of the Escrow Agent’s duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent’s discretion, it may require. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized, at its option, to deposit with the Clerk of the Court all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which shall be split equally between Parent and Pace. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
          (d) Parent and Pace hereby agree, jointly and severally, to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against all costs, damages, judgments, attorneys’ fees (whether such attorneys shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent’s fraud, gross negligence or willful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorneys’ fees, expenses, obligations, and liabilities. The costs and expenses of enforcing this right of indemnification also shall be split equally between Parent and Pace. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.
     11. Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):
(a)	If to Parent, to:
Blackboard Inc.
1899 L Street, NW
5th Floor
Washington, DC 20036
Facsimile: (202) 466-7195
Attention: Matthew H. Small
with a copy (which shall not constitute notice) to:
Dewey & LeBoeuf LLP
260 Franklin Street
Boston, MA 02110
Facsimile: 617-897-9000
Attention: Terrence W. Mahoney

(b)	If to Pace, to:
Pace Holdings, LLC
c/o Kinderhook Industries LLC
888 Seventh Avenue, Suite 1600
New York, NY 10106
Attention: Managing Member
Facsimile: (212) 201-6790
Attention: Robert Michalik
with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022-4611
Facsimile: (212) 446-4900
Attention: W. Brian Raftery
and
Latham & Watkins LLP
12636 High Bluff Drive
San Diego, California 92130
Facsimile: (858) 523-5450
Attention: Scott N. Wolfe, Esq.
(c)	If to the Escrow Agent:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Facsimile: (718) 765-8718
Attention: Barry Rosenthal
     12. Jurisdiction. Each of the parties to this Agreement irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement shall be brought in any state court of general jurisdiction located in New York, New York (or, if no such court has jurisdiction or accepts jurisdiction, in any United States District Court located in New York, New York); (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.
     13. Service of Process. Process in any action or proceeding referred to in Section 12 may be served on any party anywhere in the world, whether within or without the State of New York.
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.
     15. Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.
     16. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
     17. Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated except by a written instrument executed by Parent, Pace and the Escrow Agent.
     18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State.
     19. Automatic Succession. Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its Escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.
     20. Taxes.
          (a) Pace shall vote both the Working Capital Escrow Shares and the Indemnity Escrow Shares for so long as any such Shares are held in the Escrow Account.
          (b) All cash dividends, interest and other income earned or realized on the amounts in the Escrow Account (“Earnings”) shall be accounted for by the Escrow Agent separately from the amount originally deposited in the Escrow Account, and Earnings shall be treated as having been received by Pace for United States federal and state income tax purposes. Unless otherwise required by applicable Law, the parties hereto agree that, for United States federal and state income tax purposes, Pace shall report Earnings as its income and shall report related expenses as its expenses. The Escrow Agent annually shall file information returns with the United States Internal Revenue Service (“IRS”) and shall issue an IRS Form 1099 (or any successor form) relating to such Earnings to and in the name of Pace.
          (c) The Escrow Agent may require each of Pace and Parent to provide the Escrow Agent on or prior to the date hereof with an IRS Form W-9 or applicable Form W-8, and any other forms and documents that the Escrow Agent may reasonably request to complete such information returns and payee statements (collectively, the “Tax Reporting Documentation”), and the Escrow Agent shall provide copies of any such forms and documents to Parent and Pace. The parties hereto understand that if such Tax Reporting Documentation is not provided to the Escrow Agent, then the Escrow Agent may be required by the Code to withhold a portion of any stated interest, imputed interest or other payments made to Pace or to Parent. To the extent that amounts are so withheld by the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Pace or Parent, as the case may be, in respect of whom such deduction and withholding was made by the Escrow Agent.
          (d) The Escrow Agent shall be entitled to reimbursement for all reasonable out-of-pocket costs paid to outside consultants to compute the amount, if any, of imputed interest as provided in Section 20(c).
     21. Disbursements of Earnings.  Notwithstanding anything contained herein to the contrary, within 15 days after the end of each calendar month, any Earnings in cash that were earned on the Indemnity Escrow Account during such calendar month shall be paid by the Escrow Agent to Pace.
[Signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first above written.

BLACKBOARD INC.
By:	/s/ Matthew Small
Name:	Matthew Small
Title:	Chief Legal Officer

PACE HOLDINGS, LLC
By:	/s/ Robert E. Michalik
Name:	Robert E. Michalik
Title:	Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY as Escrow Agent
By:	/s/ Herbert J. Limmer
Name:	Herbert J. Limmer
Title:	Vice President